CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 23, 2011, relating to the financial statements and financial highlights, which appear in the October 31, 2011 Annual Reports to Shareholders of Westfield Capital Large Cap Growth Fund, one of the funds constituting The Advisors' Inner Circle Fund II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 28, 2012